Exhibit 20.1


                                 NO. 98-CI-04092

ROBERT M. HAAS, SR. et al.                ss.
                                          ss.
         Plaintiffs,                      ss.
                                          ss.
MURRAY F. WEISS,                          ss.        IN THE DISTRICT COURT OF
DONALD R. BURKLEW,                        ss.
STEPHEN BRESLAUER,                        ss.
JOSEPH LINDELL,                           ss.
HERBERT YOUNG, and                        ss.
ANTHONY ANDREOZZI                         ss.
on behalf of themselves and all other     ss.
limited partners of Courtyard by          ss.
Marriott LP, Marriott Residence Inn LP,   ss.
Marriott Residence Inn II LP,             ss.
Fairfield Inn by Marriott LP, Desert      ss.
Springs Marriott LP                       ss.
                                          ss.
         Plaintiffs Intervenors,          ss.
                                          ss.
v.                                        ss.        BEXAR COUNTY, T E X A S
                                          ss.
MARRIOTT INTERNATIONAL, INC.              ss.
et al.                                    ss.
                                          ss.
         Defendants.                      ss.        285TH  JUDICIAL DISTRICT

        NOTICE OF PENDENCY AND SETTLEMENT OF CLASS AND DERIVATIVE ACTION RELATED TO MARRIOTT RESIDENCE INN II LP AND FINAL APPROVAL HEARING
       ------------------------------------------------------------------

TO: ALL PERSONS WHO (A) WERE LIMITED PARTNERS IN MARRIOTT RESIDENCE INN II LP ("RES II LP") ON MARCH 9, 2000 OR (B ) APPEARED AS PLAINTIFFS IN THIS LITIGATION AND HAVE SOLD THEIR UNITS IN RES II LP WITHOUT ASSIGNING THEIR LITIGATION RIGHTS AGAINST THE DEFENDANTS.

PLEASE READ THIS NOTICE CAREFULLY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF A CLASS AND DERIVATIVE ACTION AND IF YOU ARE A CLASS MEMBER, IT CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS, AS FURTHER DESCRIBED BELOW.

         YOU ARE HEREBY NOTIFIED, pursuant to Rules 42(a), (b), and (c) of the Texas Rules of Civil Procedure and Order of the 285th Judicial District Court of Bexar County, that a proposed settlement in the total aggregate amount of $15,986,000 or $228.37 for each of the 70,000 Res II LP partnership units that participates in the Settlement, or a reduced pro-rata amount for each participating fractional unit (less Court-awarded attorneys' fees and expenses), along with the Defendants' agreement to waive the right to receive payment in the future of $22,693,000 in deferred management fees presently owed to the manager by Res II LP, has been reached by the parties (the "Settlement"). The Settlement is subject to final approval by the Court, and to certain other conditions set forth below. The Settlement, if approved, will result in (a)the establishment of a Settlement Fund which shall be disbursed as set forth below;
(b) the approval of a plan of allocation and the appointment of a Claims Administrator to administer the settlement fund; (c) the waiver by the Defendants of $22,693,000 in deferred management fees owed by the Res II LP partnership; (d) the release of claims asserted in the case and related claims and the permanent barring and enjoining of the institution or prosecution of such claims; and (e) the dismissal with prejudice of the above-referenced cause of action (the "Action"), as against the Defendants, subject to the Court's retaining jurisdiction over the administration and implementation of the Settlement.

         The Settlement was made contingent upon certification of an opt-out class under Texas Rule of Civil Procedure 42. The Court has certified the Class as a Rule 42 (b) opt-out class. Your rights as members of a Rule 42 (b) opt-out Class are explained below at Paragraph XI.

         The Settlement is a part of a larger settlement entered into by Defendants involving six other limited partnerships. In addition to Res II LP, the Settlement involves limited partners in Courtyard by Marriott Limited Partnership ("CBM I LP"), Courtyard by Marriott II Limited Partnership ("CBM II LP"), Fairfield Inn by Marriott Limited Partnership ("Fairfield LP"), Marriott Residence Inn I Limited Partnership ("Res I LP"), Desert Springs Marriott Limited Partnership ("Desert Springs LP") and Atlanta Marriott Marquis Limited Partnership ("Atlanta Marquis LP"). Class Counsel also represents the class members in each of these classes (except Atlanta Marquis LP). The terms of the settlements involving these other partnerships are set forth in the Settlement Agreement. The notices sent to the class members in these other classes and the Settlement Agreement are available by sending a written request to the Claims Administrator, Gemisys, Attention: Marriott Partnership Litigation, 7013 South Revere Parkway, Englewood, Colorado, 80112. These documents are also available on-line at "clientline.com." To access the website, enter the user name "limited partner" and the password "777000."

         The Settlement is also contingent on (1)not more than 10% of the Res II LP units (other than units held by insiders) being held by holders who have elected not to participate in the Settlement; (2)not more than 10% of the units of limited partnership interests in each of the other six limited partnerships involved in the Settlement (other than units held by insiders) being held by holders who have elected not to participate in the Settlement; (3)holders of a majority of the CBM II LP units (other than affiliates of CBM II LP) having given valid written consents to the CBM II LP Merger and amendments to the CBM II LP Partnership Agreement, and (4)holders of a majority of the CBM I LP units (other than affiliates of CBM I LP) having given valid written consents to the CBM I LP Merger and amendments to the CBM I LP Partnership Agreement. If less than a majority of the holders of CBM I LP or CBM II LP units consent to the CBM I LP and CBM II LP Mergers and the proposed amendments to the CBM I LP and CBM II LP Partnership Agreements, the Settlement will not be consummated. If any of the other above conditions are not satisfied, the Settlement will not be consummated unless Host Marriott Corporation and Marriott International, Inc. or their assigns, in their sole and absolute discretion, waive such conditions and elect to go forward with the Settlement.

         In connection with the Settlement, Class Counsel will submit an application for an award of attorneys' fees and expense reimbursement. Class Counsel's application will be considered by the Court at the same time it decides whether to approve the Settlement.

         This Notice of Pendency and Settlement of Class and Derivative Action and Final Approval Hearing (the "Notice") is to advise you of the pendency of the Class and Derivative Action, the proposed Settlement, and of your rights in connection with the Settlement. The Court has determined that the proposed Settlement is within the range of fairness, adequacy and reasonableness so as to justify sending this Notice and the accompanying Proof of Claim, and scheduling a hearing (the "Final Approval Hearing") at which evidence may be received in support of or in opposition to: the proposed Settlement; the establishment of a settlement fund; the proposed plan of allocation; Class Counsel's Application for an Award of Attorneys' Fees and Expenses; and the dismissal with prejudice of the Action. If you want to appear at the hearing, you should follow the procedures set forth in paragraph XIV.

I.     PARTIES
       -------

       A.     Plaintiffs

       The Plaintiffs on whose behalf this suit involving Res II LP is brought consist of the Representative Plaintiff and the Class. The attorneys representing the Representative Plaintiff, the limited partnership and the Class ("Class Counsel") are identified in paragraph II.

       1.     Definition of Representative Plaintiff

       Stephen Breslauer is the representative of the Class and of the limited partnership. He brought the Action individually and on behalf of all Class members and the limited partnership.

       2.     Definition of Res II LP Class

       The Res II LP Class on whose behalf this action is being maintained consists of:

       (1) All persons who were limited partners in Marriott Residence Inn II LP on March 9, 2000; and

       (2) All persons who have appeared as plaintiffs in this Action and sold their units in Marriott Residence Inn II LP without assigning their litigation claims against the Defendants.

       The Res II LP Class excludes the Intervenors identified below.

       B.     Defendants

       The Defendants are Host Marriott Corporation, Marriott International, Inc., CBM One LLC (successor by merger to CBM One Corporation), Host International, Inc., RIBM One LLC (successor by merger to RIBM One Corporation), RIBM Two LLC (successor by merger to Marriott RIBM Two Corporation), Residence Inn by Marriott, Inc., FIBM One LLC (successor by merger to Marriott FIBM One Corporation), Fairfield FMC Corporation, Inc., HMC Desert LLC (successor by merger to Marriott Desert Springs Corporation), Marriott Desert Springs Development Corporation, Marriott Hotel Services, Inc., HMC Atlanta LLC (successor by merger to Marriott Marquis Corporation), Marriott Hotels, Inc., Courtyard Management Corporation, Stephen Rushmore and Hospitality Valuation Services, Inc. and J.W. Marriott, Jr.

       C.     The Intervenors

       Equity Resource Fund XII, Equity Resource Fund XIV, Equity Resource Fund XV and Equity Resource Fund XVI as an assignee of all right, title, interest, and litigation claims held by former unit holders of Res II LP, have previously intervened in the litigation through their attorneys of record, Cheslock, Deely & Rapp.

II.    THE LITIGATION
       --------------

       On March 16, 1998, Robert M. Haas, Sr. and Irwin Randolph, joint tenants, and other limited partners filed an action against the Defendants in the 57th District Court of Bexar County, Texas ("the Haas case"). The Haas case involves not only Res II LP but five other limited partnerships: CBM I LP, Res I LP, Fairfield Inn LP, Atlanta Marquis LP and Desert Springs LP. On June 17, 1999, Frank Pierson and Stephen Breslauer, individually and on behalf of the limited partners in Res II LP, filed a Second Amended Class Action Petition in Intervention in the Haas case.

       On March 13, 2000, the presiding judge of Bexar County ruled that the Haas case was a complex case and transferred it to the Honorable Michael Peden of the 285th District Court. On June 6, 2000, Stephen Breslauer, individually and on behalf of the Res II LP class, filed a Third Amended Class Action Petition in Intervention. The class allegations now include CBM I LP, Res II LP, Res I LP, Fairfield LP and Desert Springs LP.

       On June 16, 2000, the Court, under Texas Rules of Civil Procedure 42 (a) and (b), certified the Action as a class action under Texas Rules of Civil Procedure 42 (a) and (b) and created a settlement class of Res II LP limited partners. The Court appointed David Berg and the law firm of Berg & Androphy and Stephen Hackerman and the law firm of Hackerman Peterson Frankel & Manela P.C. as co-lead Class Counsel. The Court further designated as co-counsel for the class, James Moriarty and the law firm of Moriarty & Associates, P.C.; David E. Warden and the law firm of Yetter & Warden, LLP; J. Boyd Page and the law firm of Page Gard Smiley & Bishop LLP; Charles E. Dorr and the law firm of Charles E. Dorr, P.C.; Linda Broocks and the law firm of Ogden, Gibson, White & Broocks, LLP; Roy Barrera, Sr. and the law firm of Nicholas & Barrera, PC; and James L. Branton and the law firm of Branton & Hall, P.C. (collectively "Class Counsel").

III.   PRETRIAL INVESTIGATION AND DISCOVERY IN THE ACTION
       --------------------------------------------------

       Prior to initiating this Action, Class Counsel undertook an extensive investigation into Res II LP, the Defendants and certain aspects of the hotel industry. This investigation included:

       (1) a detailed review of Res II LP offering materials, quarterly and annual reports, correspondence and related materials;

       (2) an analysis of annual reports, quarterly reports, news articles, books and related materials related to the Defendants;

       (3) a review and analysis of various materials relating to hotel appraisal techniques and hotel operations, management fees, ground leases, economic data and other hotel industry data;

       (4) preparation of chronologies related to the Defendants and their limited service hotel operations;

       (5) an investigation into the background of appraisal experts hired by the Defendants and their historical relationships and dealings with Defendants; and

       (6) a review and analysis of a proposed "roll-up" and REIT involving Res II LP and other limited service hotel partnerships.

       As a result of this investigation, Class Counsel concluded that the limited partners in Res II LP had viable claims against the Defendants based on the same general pattern of conduct that was associated with the six other limited partnerships. Specifically, Class Counsel concluded that the Res II LP limited partners had claims based on apparent misrepresentations and excessive fees charged to the limited partnership that amounted to fraud and breach of fiduciary duty.

       While this case has been pending, Class Counsel have engaged in extensive discovery involving the CBM II LP claims. Class Counsel believe that much of the discovery taken and work performed in connection with the CBM II LP claims, have been directly relevant to the Res II LP claims. The investigation and discovery on the CBM II LP claims that lasted over eighteen months included, inter alia
(a) inspecting hundreds of thousands of pages of documents produced by the Defendants and third parties; (b) deposing numerous present and former employees of the Defendants; (c) deposing Plaintiffs; (d) deposing third party witnesses;
(e)employing and consulting with experts, including reviewing and producing expert reports and attending and taking expert depositions; (f) reviewing public and on-line filings; and (g)researching applicable legal issues with respect to the claims asserted in the CBM II LP case. In the course of discovery on the CBM II LP claims, Class Counsel reviewed and considered the following information, among other things, which they believe had a direct bearing on the Res II LP claims:

       (1) management agreements between Res II LP and the manager of the hotels;

       (2) management agreements between the manager of the hotels and third party owners of Residence Inn by Marriott hotels;

       (3) various of the Defendants' internal memoranda, minutes, notes and other documents relating to the limited service hotels owned by Res II LP;

       (4) conditions which existed in the limited service hotel markets in the mid-1980s;

       (5)    quarterly and annual reports of Res II LP;

       (6) various hotel operations and financial information pertaining to Residence Inn by Marriott hotels owned by Res II LP and others;

       (7) various Residence Inn by Marriott Franchise Offering Circulars and Franchise Agreements; and

       (8) various memoranda, agreements and other documents pertaining to the split of Marriott Corporation into Marriott International, Inc. and Host Marriott Corporation.

Settlement discussions, individually and with a mediator, have been intense and protracted.

IV.    CLAIMS OF THE CLASS AND THE PARTNERSHIP
       ---------------------------------------

       Class Counsel have asserted numerous claims in good faith on behalf of the Class and the Partnership in the Action and believe that the evidence developed to date in the Action supports such claims. These claims include allegations that the Defendants: (1) breached and knowingly participated in breaches of fiduciary duties to the limited partners in Res II LP and to Res II LP; (2) defrauded and conspired to defraud the Res II LP limited partners and Res II LP; (3)conspired against the Res II LP limited partners and Res II LP;
(4) violated the Texas Free Enterprise & Antitrust Act of 1983; (5) breached certain contracts; and (6) tortiously interfered with certain contracts.

V.     DEFENDANTS' STATEMENT AND DENIALS OF WRONGDOING AND
       ---------------------------------------------------
       LIABILITY

       The Defendants have denied and continue to deny, in good faith, each and all of the claims, causes of action, and charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. The Defendants have denied that they: (1)breached and knowingly participated in breaches of fiduciary duties allegedly owed to the limited partners in Res II LP and to Res II LP; (2)defrauded and conspired to defraud the Res II LP limited partners and Res II LP; (3)conspired against the Res II LP limited partners and Res II LP;
(4)violated the Texas Free Enterprise & Antitrust Act of 1983; (5)breached certain contracts; and (6)tortiously interfered with certain contracts. Defendants also deny the allegations that the members of the Class or that Res II LP were harmed or have suffered any damages due to any misconduct by the Defendants. The Defendants have raised numerous affirmative defenses, including the statute of limitations.

       The Defendants have conducted an extensive investigation of the facts and believe that they can conclusively demonstrate that: (1)the Residence Inn by Marriott hotels were proven industry leaders both in terms of performance and customer satisfaction; (2) the fees charged by the hotel manager were fully disclosed, were approximately equal to the real value of the manager's services and affiliation with the Marriott hotel system, and were reasonable and customary in nature and amount; (3)complete and accurate disclosures of all material facts and risks were made to and accepted by the investors; and (4) any damages alleged to have been suffered by Res II LP or the Res II LP limited partners were caused by the dramatic and unforeseen changes in the economy and the hotel industry which adversely affected the hotels' performance and impacted the partnership and the Defendants.

       In addition, many of the wrongs complained about either occurred or began approximately a decade before the Action was filed. The Defendants believe that there is overwhelming evidence that the limited partners either knew or should have known of their belated claims years earlier than suit was filed but failed to act in the time required by law. Thus many, if not all, of the limited partners' claims are barred by the applicable statutes of limitations. The Defendants have also raised a number of other viable defenses to the Res II LP claims.

VI.    NO COURT DETERMINATION
       ----------------------

       The Court has not determined the merits of the claims or the defenses in the Action, and this Notice should not be read to imply that there has been any finding of any violation of law, any fraud, any breach of fiduciary duty or wrongdoing by any Defendant or that any recovery could be had in any amount if the claims are not settled. Nor has the Court made any determination regarding the applicability of any facts regarding any other limited partnership to this partnership.

VII.   PROPOSED SETTLEMENT
       -------------------

       A.     Availability of Documents

       The Settlement that has been reached in the Action is embodied in the Settlement Agreement between the Plaintiffs, the Intervenors, the Special Litigation Committee (the "SLC") and the Defendants dated March 9, 2000. This document and all the documents filed in this Action, may be examined at the offices of the District Clerk of Bexar County, 100 Dolorosa Street, San Antonio, Texas, during regular business hours. The Settlement Agreement and copies of much of the discovery in the case are also available on-line at "clientline.com." To access the website, enter the user name "limited partner" and the password "777000."

       The following description of the proposed Settlement is only a summary, and reference is made to the Settlement Agreement for a full statement of its provisions.

       B.     Summary of Settlement Terms
       1.     Cash Payment

       Res II LP unitholders who have timely submitted a valid Proof of Claim will receive $228.38 per Res II LP unit and a reduced pro-rata amount for any other fractional unit. If all the holders of the Res II LP units participate in the Settlement, the total cash payment will be $15,986,600. The cash payment actually received by each unitholder will be reduced by any amount awarded to Class Counsel by the Court as attorneys' fees and reimbursement of litigation costs and expenses. The Court has ruled that attorneys' fees will be awarded as a percentage of the cash recovery not to exceed 33% of the cash recovery. Class Counsel intends to seek an award of attorneys' fees and expense reimbursement that total approximately $78.00 per participating Res II LP unit.

       2.     Waiver of Management Fees Owed

       Defendants will waive the right to receive payment in the future of $22,693,000 in deferred management fees presently owed by Res II LP to the manager under the terms of the Res II LP Management Agreement.

       3.     Release

       In exchange for the cash payment referred to in paragraph VII(B(1) and the waiver of management fees referred to in paragraph VII(B)(2), each Class member who participates in the Settlement will release, acquit and forever discharge the Defendants and others from all known and unknown claims related to Res II LP as well as certain other known claims that the Class members may have against the Defendants and related entities as set forth in the Release. The limited partners will also be permanently barred and enjoined from instituting or prosecuting such claims. The specific form of the release is contained in the gray Proof of Claim form described below and should be reviewed carefully.

       4.     Dismissal of the Litigation

       In exchange for the cash payment referred to in paragraph VII(B)(1) and the waiver of deferred management fees referred to in paragraph VII(B)(2), all individual, class and derivative claims asserted in the Action will be dismissed with prejudice.

VIII.         BENEFITS OF SETTLEMENT

       Class Counsel believe that the cash portion of the Settlement is a significant recovery considering the uncertain outcome and risks of the Action. While Class Counsel believe that there is substantial evidence that certain management fees charged to Res II LP were above market rates and were unfair and that the hotels were sold to Res II LP under circumstances and arrangements which provided the maximum benefit to the Defendants and allowed them to retain most of the economic benefits of ownership without the attendant risks. Class Counsel recognize, however, that such evidence is subject to interpretation and a jury could reach a different conclusion. Furthermore, while Class Counsel believe the evidence indicates that Res II LP was charged excessive management fees, Res II LP did not actually pay any significant amount of excessive fees, but rather accrued deferred obligations to pay these fees.

       In response to the allegations, the Defendants would likely assert that the evidence conclusively establishes that the management fees, chain services fees and related fees were fully and accurately described in the Res II LP offering memorandum and that these fees were within the range of reasonable fees in the marketplace at the time. The Defendants would also present evidence that the fees and chain service charges were fair and reasonable given the services provided, the strength of the Marriott brand name and the considerable risks undertaken by the Defendants in the Res II LP transaction. In this regard, the Defendants could demonstrate that Residence Inns has been a very successful brand in the marketplace and has out-performed and continues to out-perform competitors in many critical areas.

       Class Counsel believe there is also evidence indicating that, at the time the Res II LP hotels were sold to the Res II LP limited partners, the Defendants knew that the limited service hotel market was overbuilt, that the projections were unfounded and that the Res II LP hotels were overvalued. The Defendants are likely to present evidence to the contrary, for instance, that the Res II LP offering memorandum contained only two years of projections which were based on actual operating histories, that current hotel market conditions were fully and accurately disclosed and well-known, and that the hotel values were fairly derived. These facts, together with the occurrence of certain intervening events in 1990-91 (e.g. the recession in the hotel industry, the Gulf War, etc.), make it more difficult to prove that the Defendants knowingly sold the Res II LP hotels at inflated prices based on deliberately inflated projections. Thus, Class Counsel acknowledge that some of the compelling premises of the partnerships' claims, in general, appear to be subject to significant dispute in the context of Res II LP.

       In addition, Class Counsel have determined that Defendants' statute of limitations and lack of reliance defenses present significant problems to a successful outcome at trial. Specifically, many of the wrongs complained about either occurred or began to occur approximately twelve years ago. Defendants have evidence to argue that the limited partners either knew or should have known of their claims years ago and yet failed to act within the time required by law. If successful, the Defendants' statute of limitations defense would eliminate most, if not all, of the damage claims. Similarly, the Defendants may show that many of the Res II LP limited partners did not read the private placement memorandum before investing. Therefore, Defendants will argue that these limited partners did not rely on the Defendants in making their investment decision but, instead, relied on what their individual brokers told them. Finally, Class Counsel believe the ultimate outcome of the Res II LP claims at trial could be adversely impacted by the fact that overall, the limited partners in Res II LP have not incurred any out-of-pocket losses (the value of what they own plus the amount of the distributions they have received is worth more than they invested).

       For all these reasons, Class Counsel believe that the proposed Res II LP Settlement represents a fair, reasonable and attractive settlement. Class Counsel believe that the Defendants' agreement to waive their right to receive payment in the future of deferred management fees essentially eliminates any damages resulting from the excessive fees that are alleged to have been charged to Res II LP. Similarly, Class Counsel believe that a cash settlement equal to 22.838% of the original purchase price of a Res II LP unit provides reasonable compensation for claims that are twelve years old.

       However, the Settlement is a negotiated compromise. As a compromise, the Settlement is based in large part on Class Counsel's subjective evaluation of the facts and circumstances surrounding the Res II LP claims. Moreover, while Class Counsel have reviewed and considered documents and information which they believe are sufficient to evaluate the relative merits of the Settlement, there is the possibility that more extensive discovery could uncover information which would alter the mix of information in a manner which could be more favorable or less favorable to the Res II LP limited partners. Based on the collective experience in handling hundreds of limited partnership claims, Class Counsel believe that the Settlement confers substantial benefits upon the Class and each Class member and is in the best interest of the Class.

IX.    OVERLAPPING CLAIMS
       ------------------

       The payments under the Settlement are to be made on a per unit basis. In a few cases, more than one Class member may have a claim to the settlement proceeds paid for a particular unit. For example, one Class member may have purchased a unit in Res II LP from another Class member without obtaining the assignment of the former unitholder's litigation claims against the Defendants. To the extent a dispute over payment arises, the net recovery per unit, after any deductions for attorneys' fees and expenses, will be divided between the current unitholder and the former unitholder on a basis agreed to by the two unitholders, or if they cannot agree, as decided by a Special Master appointed by the Court. The decision of the Special Master will be final. In no event will the Defendants pay more than $228.38 per participating Res II LP unit. Moreover, the Defendants have no responsibility or liability for the allocation or distribution of the settlement fund to the unitholders.

X.     TAX EFFECTS OF THE SETTLEMENT
       -----------------------------

       Accepting the benefits of the Settlement may result in certain tax consequences for each Class member. Each Class member, therefore, is urged to consult with his/her tax advisor regarding the tax consequences of the Settlement before deciding whether to participate in the Settlement.

XI.    THE RIGHTS OF CLASS MEMBERS
       ---------------------------

       The Court has certified the Action as a class action under Texas Rules of Civil Procedure 42(a) and (b). If you are a Class member as described above you will automatically be represented by Class Counsel unless you request to be excluded from the Class or to enter an appearance through counsel of your own choosing at your own expense.

       A.     The Right To Participate in the Settlement

       As a Class member, you will participate in the Settlement unless you request exclusion from the Class in the time and manner provided for in paragraph XI(C). As a participating Class member, you will receive the benefits of the Settlement and you will be bound by a Judgment Order dismissing with prejudice all of your claims.

       B.     The Gray Proof of Claim Form

       Along with this Notice, you should have received a gray Proof of Claim form. To facilitate the orderly and prompt processing and distribution of the settlement funds, Class Counsel encourage each Class member to sign and return a properly executed gray Proof of Claim Form immediately to Gemisys, Attention:
Marriott Partnership Litigation, 7013 South Revere Parkway, Englewood, Colorado 80112. A self-addressed, enclosed stamped envelope is provided for your use in returning your Proof of Claim form. In order to receive prompt payment, your properly executed gray Proof of Claim form must be received by Gemisys no later than September 28, 2000. If you are participating as a Class member in more than one Marriott sponsored partnership, you must return a separate Proof of Claim form for each partnership.

       The Proof of Claim form includes the release of claims described above. Failure to timely return a valid Proof of Claim form will delay your receipt of the benefits of the Settlement. If you have not excluded yourself from the Class and your Proof of Claim form has not been received within 90 days after the date on which the Judgment Order approving the Settlement becomes final, Class Counsel will execute the Proof of Claim for you and you will be bound by its terms as if you signed it.

       C.     The Right To Be Excluded from the Class

       Although you are a Class member, you may request to be excluded from the Class. If you wish to request exclusion from the Class, you must do so in writing, and submit it to Gemisys, Attention: Marriott Partnership Litigation, 7013 South Revere Parkway, Englewood, Colorado 80112, no later than August 4, 2000. The request for exclusion must set forth your name, address, and telephone number, the number of units in Res II LP to which your request applies, the date of purchase of the units, the name in which the units are or were held and the name of their beneficial owner, if any, and state that you request to be excluded from the Class.

       If you request exclusion from the Class and enter an appearance through counsel of your own choosing, you will not be a Class member, you will not receive the benefits of the Settlement described above and you will not be bound by the Judgment Order entered in the Action as it pertains to your individual damage claims. You will be free to pursue your individual damage claims by hiring, at your own expense, counsel other than Class Counsel.

XII.   DISMISSAL OF ACTION AND COSTS
       -----------------------------

       In conjunction with the Settlement, the Parties have agreed to request that the Court enter a Judgment Order dismissing the Action on the merits, with prejudice, subject to the Court's retaining jurisdiction over the implementation and administration of the Settlement.

XIII.  CLASS COUNSEL ATTORNEYS' FEE AND EXPENSE APPLICATION
       ----------------------------------------------------

       At the conclusion of the Final Approval Hearing described below, Class Counsel will apply to the Court for an award of attorneys' fees of 33% of the cash recovery obtained by the participating Class members. In exchange for the Defendants' agreement to waive $22,693,000 in deferred management fees presently owed by Res II LP, Class Counsel has agreed to waive their right to collect from the Defendants $260,000 in attorneys' fees awarded to Class Counsel by the Court in connection with the prosecution of the Res II LP claims. The total request for attorneys' fees is no more than $78.00 per unit, ($75.37 per unit for attorneys' fees and expense reimbursement of litigation expenses of no more than $2.63 per unit) as set forth in Class Counsel's Application for an Award of Attorneys' Fees and Expenses, which will be filed with the Court. This document will be available on-line at "clientline.com." To access the website, enter the user name "limited partner" and the password "777000." If all of the Class members participate in the Res II LP Settlement, Class Counsel will request $5,259,554 in attorneys' fees and approximately $168,000 in expense reimbursement from the Res II LP Settlement alone. If approved, the litigation expenses and attorneys' fees awarded will be paid from the funds paid by the Defendants following entry of the Judgment Order approving the Settlement.

XIV.   THE FINAL APPROVAL HEARING
       --------------------------

       At the present time, this Court has only determined that the Settlement falls within a range of reasonableness that justifies sending Class members notice of the proposed Settlement and holding a formal Final Approval Hearing on the merits of the proposed Settlement.

       The Court must determine whether the proposed Settlement is fair, reasonable, and adequate and should be approved by the Court, and whether a Judgment Order should be entered dismissing the Action with prejudice, and retaining jurisdiction over implementation of the Settlement. These determinations will be made upon a record developed at the Final Approval Hearing on the fairness of the proposed Settlement. This hearing is scheduled for August 28, 2000 at 9:00 am in the courtroom of the Honorable Michael Peden, 285th District Court, Bexar County Courthouse, 100 Dolorosa, San Antonio, Texas. If the Final Approval Hearing is postponed for any reason, you will receive notice from the Court of the new hearing date.

       Any Class member who has not requested to be excluded from the Class, may appear at the Final Approval Hearing to show cause, if any, why the proposed Settlement should not be approved as fair, reasonable, and adequate, or why the Action should not be dismissed with prejudice, or to present any opposition to the Plan of Allocation, or to Class Counsel's Application for an Award of Attorneys' Fees and Expenses. You need not appear at this hearing unless you object to the proposed Settlement or the other matters referenced in this paragraph.

       No person will be heard at the Final Approval Hearing unless on or prior to August 4, 2000, written notice of that person's intention to appear at the Hearing, stating all grounds for objection or other statement of position, a detailed description of the facts underlying each objection, a detailed description of the legal authorities supporting each objection, a statement of whether the objector intends to appear and argue at the Hearing and, if so, how long the objector anticipates needing to present the objection; a list of witnesses whom the objector may call by testimony or affidavit; a list of exhibits which the objector may offer during the Hearing, along with copies of such exhibits, showing proof of service on the attorneys of record for all Parties as indicated below, is delivered to:

       Robert M. Haas, Sr., et al. v. Marriott International, Inc., et al.,
          No. 98-CI-04092
       District Clerk
       Bexar County Courthouse
       100 Dolorosa Street
       San Antonio, Texas 78205

FAILURE TO TIMELY FILE WRITTEN OBJECTIONS SHALL CONSTITUTE A WAIVER OF ANY OBJECTIONS AND SHALL FORECLOSE THE RAISING OF OBJECTIONS TO THE PROPOSED SETTLEMENT, TO THE DISMISSAL WITH PREJUDICE OF THE ACTION, TO THE PLAN OF ALLOCATION, AND TO THE FEES AND EXPENSES REQUESTED BY CLASS COUNSEL.

XV.    NOTICE TO ATTORNEYS OF RECORD
       -----------------------------

       Copies of all documents filed with the Clerk of the Court must also be served upon the following Class Counsel by sending a copy to the address indicated below:

       Stephen M. Hackerman

       Hackerman Peterson Frankel & Manela, P. C.
       1122 Bissonnet
       Houston, Texas 77005

And upon each Defendant by sending copies to their respective Defendants' Counsel as indicated below:

Tom A. Cunningham, Esq.
Debbie Darlow, Esq.
Cunningham, Darlow, Zook &
   Chapoton, L.L.P.
1700 Chase Tower
600 Travis
Houston, Texas  77002

Seagal V. Wheatley, Esq.
Charles L. Smith, Esq.
Jenkens & Gilchrist, Groce, Locke &
   Hebdon, P.C.
1800 Frost Bank Tower
100 West Houston Street

San Antonio, Texas  78205-1497

The pleadings and all other records in this litigation may be examined and copied at any time during regular business hours in the office of the District Clerk of Bexar County, 100 Dolorosa Street, San Antonio, Texas 78205.

DO NOT CALL THE COURT OR THE CLERK OF THE COURT REGARDING THIS NOTICE; ADDRESS ALL INQUIRIES IN WRITING.

       BY ORDER OF THE HONORABLE MICHAEL P. PEDEN, JUDGE OF THE 285TH JUDICIAL DISTRICT COURT OF BEXAR COUNTY, TEXAS


Dated:   June 16, 2000